EXHIBIT 99.1

[CHART INDUSTRIES, INC. LETTERHEAD]

For Immediate Release

CHART INDUSTRIES ANNOUNCES SUSPENSION FROM TRADING ON NEW YORK

STOCK EXCHANGE

CLEVELAND, OH – April 4, 2003 – Chart Industries, Inc. (NYSE: CTI) announced today that it has been notified that the New York Stock Exchange (NYSE) suspended trading in the Company’s common stock and that an application to the Securities and Exchange Commission to delist its common stock is pending the completion of applicable procedures, including any appeal by the Company of the NYSE staff’s determination. The Company is evaluating the NYSE staff’s determination and is considering its alternatives. The NYSE indicated that it reached its decision because the Company has fallen below the NYSE’s continued listing standards.

This release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such statements or could reduce the liquidity of the Company’s common stock. Such risks and uncertainties include, but are not limited to, continued slowness in Chart’s major markets, the impact of competition, the timing and effectiveness of operational changes and restructuring initiatives intended to increase efficiency and productivity and reduce operating costs, the ability of Chart to satisfy covenants and make required payments under its credit facilities and the response of Chart’s lenders to Chart’s inability to do so, the Company’s success in any appeal of the delisting of its common stock from the NYSE and its ability to satisfy the listing requirements of alternative trading channels, the success of Chart in restructuring its debt arrangements, obtaining additional sources of capital and selling certain assets and the ultimate terms and conditions of such transactions, changes in worldwide economical and political conditions, the threat of terrorism and the impact of responses to that threat, the war in Iraq and foreign currency fluctuations that may affect worldwide results of operations. The Company does not assume any obligation to update any of these forward-looking statements.

Chart Industries, Inc. is a leading global supplier of standard and custom-engineered products and systems serving a wide variety of low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in 11 states and international operations located in Australia, China, the Czech Republic, Germany and the United Kingdom.

Contact:

Michael F. Biehl

Chief Financial Officer

440-753-1490